Exhibit 99.2

Annual CEO Certification(Section
303A.12(a))

As the Chief Executive Officer of Mestek, Inc.,

and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as an attachment hereto.

Date: April 9, 2004	By:
Name: John E. Reed
Title: Chief Executive Officer